EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aceto Corporation:

We consent to the use of our report dated September 8, 2005, with respect to the consolidated statements of income, shareholders' equity and comprehensive income, and cash flows of Aceto Corporation and subsidiaries for the year ended June 30, 2005, incorporated herein by reference.

Melville, New York
March 5, 2008